Exhibit 10.14

ASSET PURCHASE AGREEMENT

by and among

Jeskell Systems, LLC (“Buyer”)

Jeskell Incorporated (“Seller”)

And

fusionstorm (“Stockholder”)

October 22, 2010

TABLE OF CONTENTS

1.	OTHER DEFINITIONAL AND INTERPRETIVE MATTERS		1

	1.1	DEFINITIONS	1

	1.2	USAGE	1

2.	SALE AND TRANSFER OF ASSETS; PURCHASE PRICE; CLOSING		1

	2.1	ASSETS TO BE SOLD	1

	2.2	EXCLUDED ASSETS	2

	2.3	PURCHASE PRICE AND ADJUSTMENTS TO PURCHASE PRICE	3

	2.4	LIABILITIES	5

	2.5	ALLOCATION	6

	2.6	DUE DILIGENCE INFORMATION AND CLOSING	7

	2.7	CLOSING DELIVERIES	7

	2.8	CLOSING CONDITIONS	8

	2.9	CONDITIONS TO OBLIGATIONS OF SELLER AND STOCKHOLDER	10

	2.10	TRANSFER TAXES	10

3.	REPRESENTATIONS AND WARRANTIES OF SELLER AND STOCKHOLDER		10

	3.1	ORGANIZATION AND GOOD STANDING	10

	3.2	ENFORCEABILITY; AUTHORITY; NO CONFLICT	11

	3.3	GOVERNMENT CONTRACTS	11

	3.4	FINANCIAL STATEMENTS	14

	3.5	BOOKS AND RECORDS	14

	3.6	SUFFICIENCY OF ASSETS	14

	3.7	INDEBTEDNESS	14

	3.8	TITLE TO ASSETS, ENCUMBRANCES	14

	3.9	CONDITION OF ASSETS	14

	3.10	INVENTORIES	14

	3.11	NO UNDISCLOSED LIABILITIES	15

	3.12	TAXES	15

i

	3.13	NO MATERIAL ADVERSE CHANGE	15

	3.14	EMPLOYEE MATTERS	15

	3.15	COMPLIANCE WITH LAWS	16

	3.16	LEGAL PROCEEDINGS; ORDERS	16

	3.17	ABSENCE OF CERTAIN CHANGES AND EVENTS	16

	3.18	CONTRACTS, NO DEFAULTS	16

	3.19	INTELLECTUAL PROPERTY ASSETS	17

	3.20	RELATIONSHIPS WITH RELATED PERSONS	19

	3.21	BROKERS OR FINDERS	19

	3.22	SOLVENCY	19

	3.23	CUSTOMERS	19

	3.24	DISCLOSURE	19

	3.25	INSURANCE	19

	3.26	PERMITS AND LICENSES; COMPLIANCE WITH LEGAL REQUIREMENTS	20

	3.27	ENVIRONMENTAL MATTERS	20

4.	COVENANTS AND AGREEMENTS		20

	4.1	CONDUCT PENDING CLOSING	20

	4.2	ACCESS AND INVESTIGATION BY BUYER	21

	4.3	REASONABLE BEST EFFORTS: NOTICES; FURTHER ASSURANCES	21

	4.4	FURTHER ASSURANCES	22

	4.5	PUBLIC ANNOUNCEMENTS	22

	4.6	MAIL; PAYMENTS RECEIVED	22

	4.7	NAMES	22

	4.8	EMPLOYEES AND EMPLOYEE BENEFITS	23

	4.9	COOPERATION AND NON-DISPARAGEMENT	24

	4.10	TAX MATTERS	24

	4.11	BULK SALES	25

5.	REPRESENTATIONS AND WARRANTIES OF BUYER		25

	5.1	ORGANIZATION AND GOOD STANDING	26

	5.2	AUTHORITY, NO CONFLICT	26

	5.3	BROKERS OR FINDERS	26

6.	ADDITIONAL COVENANTS AND AGREEMENTS		26

	6.1	PAYMENT OF ALL TAXES RESULTING FROM SALE OF ACQUIRED ASSETS BY SELLER	26

	6.2	PAYMENT OF OTHER RETAINED LIABILITIES	26

	6.3	REPORTS AND RETURNS	27

	6.4	ASSISTANCE IN PROCEEDINGS	27

	6.5	RETENTION OF AND ACCESS TO RECORDS	27

	6.6	ACCOUNTS RECEIVABLE	27

	6.7	ACCOUNTS PAYABLE	27

7.	INDEMNIFICATION; REMEDIES		28

	7.1	SURVIVAL OF REPRESENTATIONS AND WARRANTIES	28

	7.2	INDEMNIFICATION BY SELLER AND STOCKHOLDER	28

	7.3	INDEMNIFICATION BY BUYER	29

	7.4	LIMITATIONS	29

	7.5	RIGHT OF SETOFF	29

	7.6	INDEMNIFICATION PROCEDURES	30

	7.7	TAX TREATMENT OF INDEMNITY PAYMENTS	30

8.	GENERAL PROVISIONS		30

	8.1	EXPENSES	30

	8.2	NOTICES	30

	8.3	JURISDICTION SERVICE OF PROCESS	31

	8.4	ENFORCEMENT OF AGREEMENT	31

	8.5	WAIVER, REMEDIES CUMULATIVE	32

	8.6	ENTIRE AGREEMENT AND MODIFICATION	32

	8.7	ASSIGNMENTS, SUCCESSORS AND NO THIRD-PARTY RIGHTS	32

	8.8	SEVERABILITY	32

	8.9	CONSTRUCTIONS	32

	8.10	TIME OF ESSENCE	33

	8.11	GOVERNING LAW	33

8.12	EXECUTION OF AGREEMENT	33

	APPENDIX A - DEFINITIONS	35

	APPENDIX B - USAGE	43

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (“Agreement”) is dated October 22, 2010, by and among Jeskell Systems, LLC, a Maryland limited liability company (the “Buyer”), Jeskell Incorporated, a California corporation (the “Seller”), and fusionstorm, a Delaware corporation, as sole stockholder of Seller (the “Stockholder”). Buyer, Seller and Stockholder may hereinafter collectively be referred to as (the “Parties”).

RECITALS

WHEREAS, Stockholder owns all of the issued and outstanding stock of Seller and is the sole shareholder of Seller;

WHEREAS, Seller is a comprehensive IT solution provider that provides system and storage services, networking and communications, security, enterprise software, managed services and IBM Global Services to a variety of customers, including United States governmental agencies, civilian contractors, and federal intelligence communities (the “Business”); and

WHEREAS, the Seller desires to sell to the Buyer, and the Buyer desires to purchase from the Seller, certain of the assets of Seller used in the operation of or relating to the Business, on the terms and subject to the conditions of this Agreement. Stockholder joins in this Agreement to make certain representations, warranties and agreements for the purpose of inducing Buyer to enter into this Agreement.

NOW, THEREFORE, for and in consideration of the foregoing recitals, respective covenants, representations, warranties, and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties intending to be legally bound, agree as follows:

1.	OTHER DEFINITIONAL AND INTERPRETIVE MATTERS

1.1 Definitions. For purposes of this Agreement, capitalized terms not otherwise defined herein have the meanings assigned to them in Appendix A. Appendix A is hereby made a part of this Agreement as if set out in full herein.

1.2 Usage. For purposes of this Agreement, the parties’ understanding and agreement regarding the usage of certain terms is set forth in Appendix B. Appendix B is hereby made a part of this Agreement as if set out in full herein.

2.	SALE AND TRANSFER OF ASSETS; PURCHASE PRICE; CLOSING

2.1 Assets to be Sold. Upon the terms and subject to the conditions set forth in this Agreement, at Closing, Seller shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase and acquire from Seller, free and clear of any Encumbrances, other than the Permitted Encumbrances described in Schedule 3.8, all of Seller’s right, title and interest in and to all of Seller’s Acquired Assets wherever located.

For purposes of this Agreement, “Acquired Assets” means certain business, assets, properties, and rights of Seller used or useful in connection with or relating to the Business (other than the Excluded Assets), whether real, personal, tangible, or intangible, of every kind, nature, description as more particularly set forth below:

(a) all Tangible Personal Property described in Schedule 2.1(a);

(b) all Seller non-government contracts listed in Schedule 2.1(b)(i) (the “Non-Government Contracts”) and all government contracts listed in Schedule 2.1(b)(ii) (the “Government Contracts”; the Non-Government Contracts and the Government Contracts are hereinafter collectively the “Assigned Contracts”);

(c) the name “Jeskell”, the following phone and facsimile numbers: (301-230-7195), (1-877-537-5355), (301-230-1533), and website address (www.jeskell.com), and corresponding email addresses; however Seller shall have rights to use these assets for the exclusive purpose of winding down its business in accordance with Section 4,4 hereof and to comply with the requirements under Section 3.3.(j);

(d) all data and records related to the operations of Seller, including customer lists and contact information, referral sources, research reports, service and warranty records, operating guides and manuals, financial and accounting records, creative materials, advertising materials, promotional materials, studies, reports, correspondence and other similar documents and records retained by Seller in accordance with Seller’s record retention and disposal policy and practice (“Records”) except that Seller may retain an archival copy of such Records solely to defend any claims, pay any taxes or respond to any substantive matters, and in no event shall the use and disclosure of the archival copy of Records be used by Seller and/or Stockholder to promote Seller or Stockholder, or for Seller to conduct any competing business;

(e) all of the intellectual property assets and those items listed in Schedule 3.19 (the “Intellectual Property Assets”), including, but not limited to, going concern value, together with the exclusive right for the Buyer to represent itself as having acquired the Acquired Assets and the right to use any words indicating that the Buyer is the owner of the Acquired Assets other than the Excluded Assets in accordance with Section 2.2 below;

(f) all claims of Seller against third parties relating to the Acquired Assets, whether known or unknown, contingent or noncontingent, excluding IBM rebates that were earned prior to the Closing Date (the “IBM Rebates”);

(g) all Buyer Accounts Receivable which shall be determined by removing the Retained Receivables (as defined in Section 2.2(j) and as set forth on Schedule 2.2(j)) from the list of all accounts receivable as set forth on Schedule 2.1(g).

Notwithstanding the foregoing, the transfer of the Acquired Assets pursuant to this Agreement does not include the assumption of any Liability related to the Acquired Assets unless Buyer expressly assumes that Liability pursuant to Section 2.4(a).

2.2 Excluded Assets. Notwithstanding anything to the contrary contained in Section 2.1 or elsewhere in this Agreement, the following assets of Seller (collectively, the “Excluded Assets”) are not part of the sale and purchase contemplated hereunder, are excluded from the Acquired Assets, and will remain the property of Seller after the Closing:

(a) any Tangible Personal Property not described in Schedule 2.1(a)(i);

(b) all cash and cash equivalents;

(c) all rights of Seller under this Agreement;

(d) all rights of Seller under any property leases or licenses for the Seller’s facilities (collectively, “Excluded Leases”);

(e) all rights and obligations of Seller under that certain contract with WeWebUSoftware AG (“Excluded Software Contract”);

(f) all rights and obligations of Seller arising out of or relating to any employment agreements including payment of earn out proceeds, change in control agreements and any retention bonuses that may become due as a result of the Contemplated Transaction, including, but not limited to any obligations of Seller under the terms and conditions of that certain Asset Purchase Agreement between Seller and RSCA dated November 6, 2009 and any documents contemplated thereunder (collectively “RSCA Transaction”);

(g) prepaid expenses and prepaid Taxes;

(h) all claims of Seller with respect to the IBM Rebates;

(i) any Assets not specifically listed in Section 2.1 including, but not limited to, capital leases, income taxes payable, all other assets, intangible assets, other assets, deferred taxes, payroll suspense, the seller accounts receivable set forth on Schedule 2.2(i) (the “Seller Accounts Receivable”) intercompany payables and intercompany accounts receivables; and

(j) any account receivable set forth on Schedule 2.2(j) (the “Retained Receivables”).

2.3 Purchase Price and Adjustments to Purchase Price.

(a) Purchase Price. Subject to the terms and conditions of this Agreement, in consideration of the sale, transfer, assignment, conveyance, and delivery of the Acquired Assets and the Parties’ agreements set forth herein, Buyer shall pay Seller a purchase price which shall initially consist of: (a) Five Million Six Hundred Thousand Dollars ($5,600,000.00), plus or minus (b) an amount equal to the Tangible Net Worth of the Acquired Assets at September 30, 2010 (the “September 30, 2010 TNW Calculation”) attached as Schedule 2.3(a) collectively referred to as, the “Initial Purchase Price”). The Initial Purchase Price shall be adjusted in accordance with Section 2(c) below and, following such adjustment, become the final purchase price (the “Final Purchase Price”). At Closing, Seller shall deliver to Buyer the September 30, 2010 TNW Calculation as Schedule 2.3(a). In no event will the Tangible Net Worth of the Acquired Assets as set forth on the September 30, 2010 TNW Calculation include the “goodwill”, “income taxes payable”, “all other assets”, “capital lease”, “intangible assets”, “other assets”, “deferred taxes”, “payroll suspense”, intercompany payables and intercompany receivables, prepaid taxes, IBM Rebates. Retained Receivables or Seller Accounts Receivables, all as reflected on the Seller’s Balance Sheet as of September 30, 2010 (“September 2010 BS”), which is attached as Schedule 2.3(a).

(b) Payment of Initial Purchase Price. At Closing, the Initial Purchase Price will be paid to Seller as follows:

(i) One Million Two Hundred Seventy Seven Thousand Five Hundred and Five and 56/100’s Dollars ($1,277,505.50) shall be paid in cash by wire transfer of funds to the Seller or its designee.

(ii) Buyer shall cause its members to execute a promissory note in the amount of One Million Five Hundred Thousand Dollars ($1,500,000.00) in substantially the form attached hereto as Exhibit A (the “Note”), which shall be paid in accordance with the terms thereof. The amount of the Note shall be adjusted as follows:

(A) The Note amount shall be adjusted downward by an amount equal to One Hundred Fifty Thousand Dollars ($150,000.00) in the event that the Seller fails to deliver to Buyer (and/or any other party required to receive such information pursuant to Federal Acquisition Regulations Part 42, Section 42.12 et seq.) all of the information and documents required by Section 2.7(a)(vi) unless otherwise waived in writing by the contracting officer and notwithstanding any delay caused by Buyer’s failure to provide same. Notwithstanding the foregoing, Buyer shall deliver to Seller, within five (5) business days of Closing, information and documents required pursuant to Federal Acquisition Regulations Part 42, Section 42.12 et seq, (excluding balance sheets audited by independent accountants as of the day before and day after Closing, unless otherwise required by the contracting officer).

(B) The Note amount shall be adjusted upward or downward in accordance with Section 2.3(c).

(c) Adjustments to Initial Purchase Price.

(i) Within thirty (30) days following Closing, Seller shall prepare and deliver to Buyer a draft statement setting forth the Tangible Net Worth of the Acquired Assets as of the Closing Date (the “Draft TNW Statement”). Thereafter, Buyer and Seller shall work together in good faith to resolve any questions or disputes with respect to the Draft Statement. Within ninety (90) days following the Closing, the Buyer shall prepare and deliver to the Seller a final statement setting forth the Tangible Net Worth of the Acquired Assets as of the Closing Date (the “Final TNW Statement”), which shall be attached as Schedule 2.3(c)(i) at such time. Notwithstanding anything contained to the contrary in this Agreement, Buyer shall prepare and deliver to Seller, every week a statement of the uncollected Buyer Accounts Receivable. In the event of a dispute between Buyer and Seller with respect to the value of a Buyer Account Receivable, Buyer shall transfer such disputed Buyer Account Receivable to Seller and such transfer shall be treated as a Negative Post-Closing Purchase Price Adjustment (as defined in Section 2.3(c)(ii) below. Following such transfer, Seller shall be entitled, at its sole cost and expense, to attempt to collect and retain any amounts on such transferred Buyer Account Receivable. Notwithstanding anything to the contrary in this Agreement, if Buyer and Seller are unable to reach a satisfactory settlement prior to the conclusion of the ninety (90) day period set forth herein, each of Buyer and Seller shall be entitled to submit the dispute for judicial resolution in accordance with provisions of Article 8 hereof.

(ii) In the event that the Tangible Net Worth of the Acquired Assets as reflected on the Final TNW Statement is less than the Tangible Net Worth of the Acquired Assets as reflected on the September TNW Statement, then the Initial Purchase Price will be adjusted downward (a “Negative Post-Closing Purchase Price Adjustment”), on a dollar for dollar basis, to reflect the decrease in Net Worth as reflected on the Final TNW Statement. In the event of a Negative Post-Closing Purchase Price Adjustment, the Note amount shall be reduced by the amount of such Negative Post-Closing Purchase Price Adjustment.

(iii) In the event that the Tangible Net Worth of the Acquired Assets as reflected on the Final TNW Statement is more than the Tangible Net Worth as reflected on the September TNW Statement, then the initial Purchase Price will be adjusted upward (a “Positive Post-Closing Purchase Price Adjustment”), on a dollar for dollar basis, to reflect the increase in Tangible Net Worth as reflected on the Final TNW Statement. In the event of a Positive Post-Closing Purchase Price Adjustment, the amount of such adjustment shall be paid to by the Buyer to the Seller within two (2) Business Days.

2.4 Liabilities.

(a) Assumed Liabilities. As of the Closing Date, Buyer will assume and agree to discharge all liabilities, duties, responsibilities and other obligations of the Seller arising from and after the consummation of the Closing under the Assigned Contracts (collectively the “Assumed Liabilities”) including;

(i)	the outstanding professional services commitments as disclosed on Schedule 2.4(a)(i);

(ii)	Liabilities under the Assumed Accounts Payable set forth in Schedule 2.4(a)(ii);

(iii)	Accrued Vacation Liability relating to Hired Employees as of the Closing Date;

(iv)	any Accrued Commission Payable relating to Hired Employees as of the Closing Date; and

(v)	all liabilities as of the closing date under the agreement between Seller and IBM Global Financing dated October 2, 2006, as amended (the “IBM Agreement”) provided that IBM and the Buyer enter into an assumption agreement (“IBM Assumption Agreement”), a copy of which is attached hereto as Exhibit B;

provided, however, that in no event shall Buyer assume any liability based on, arising out of or resulting from any actual or alleged breach or violation by Seller (or any Affiliate thereof) of, or non-performance by Seller (or any Affiliate thereof) under any Assigned Contract on or prior to the Closing Date; provided, further, and for the avoidance of doubt, the Assumed Liabilities shall not include any Retained Liabilities.

The Seller represents and warrants to the Buyer that to the best of the Seller’s Knowledge as of the close of business on Thursday, October 22, 2010 that the Assumed Accounts Payable List set forth in Schedule 2.4(a)(ii) are true and correct and that the Buyer’s liability for any increase in such Liabilities under the Assumed Accounts Payable as of the Closing Date shall not exceed the Purchase Price; provided, however, that in the event that there is an increase in such Liabilities under the Assumed Accounts Payable in excess of the Purchase Price that Seller reserves the right to pay any such Liabilities with respect to the Assumed Accounts Payable List that caused such increase to exceed the Purchase Price.

(b) Retained Liabilities. The Retained Liabilities will remain the sole responsibility of and will be retained, paid, performed and discharged solely by Seller. “Retained Liabilities” means every Liability of Seller or Stockholder other than the Assumed Liabilities, including but not limited to the following:

i. any Liability under any Assigned Contract that arises after the Closing Date that arises out of or relates to any Breach that occurred prior to the Closing Date;

ii. any Liability for Taxes, including: (A) any Taxes arising as a result of Seller’s operation of the Business or ownership of the Acquired Assets prior to the Closing Date, and (B) any Taxes that will arise as a result of the sale of the Acquired Assets pursuant to this Agreement;

iii. any Liability under any Contract not assumed by Buyer under Section 2.4(a);

iv. any Liability arising out of any Proceeding pending or threatened as of the Closing Date;

v. any Liability arising out of any Proceeding commenced after the Closing Date and arising out of or relating to any occurrence or event happening prior to the Closing Date;

vi any Liability arising out of or resulting from Seller’s compliance or non-compliance with any Legal Requirement or Order of any Governmental Body;

viii. any Liability of Seller or Stockholder arising out of or in connection with the Excluded Software Contract, including, but not limited to any outstanding or unliquidated claims;

ix. any Liability of Seller or Stockholder related to any corporate acquisition or reorganization, including, without limitation any and all asset purchases, stock purchases, mergers and other business combinations and/or divisions;

xi. all rights and obligations of Seller arising out of or relating to any employment agreements including payment of earn out proceeds, change in control agreements and any retention bonuses that may become due as a result of the Contemplated Transaction, including, but not limited to any obligations of Seller in connection with the RSCA Transaction;

xii. any Liability of Seller based upon Seller’s acts or omissions occurring after the Closing Date;

xiii. any Accrued Vacation Liability not related to Hired Employees;

xiv. any Accrued Commission Payable not related to Hired Employees;

xv. any fee payable under the GSA Schedule Contract accruing prior to the Closing Date (for the avoidance of doubt it is understood and agreed that any fee for the month of October shall be apportioned between Seller and Buyer as follows: Seller shall be responsible for its portion of such fee attributable to sales made prior to and through the date of Closing and Buyer shall be responsible for its portion of such fee arising after the date of Closing; the Final TNW shall reflect the apportionment contemplated by this Section 2.4(b)(xv));

xvi. INTENTIONALLY DELETED; and

xvii. any obligation owed to any Person set forth, or required to be set forth, on Schedule 3.14(e).

UNLESS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, BUYER IS NOT ASSUMING, NOR SHALL BUYER IN ANY MANNER BECOME LIABLE FOR, ANY LIABILITIES OR OBLIGATIONS OF SELLER, ITS AFFILIATES OR STOCKHOLDER OF ANY KIND OR NATURE, WHETHER ASSERTED OR UNASSERTED, ACTUAL OR POTENTIAL, OTHER THAN THE ASSUMED LIABILITIES.

2.5 Allocation. Attached to this Agreement as Schedule 2.5 is a preliminary allocation of the Initial Purchase Price with respect to the Acquired Assets and Assumed Liabilities. Ninety days after the Closing Date, the Initial Purchase Price shall be updated in accordance with the Post: Closing TNW Statement and a final allocation shall be made with the

Final Purchase Price. Each of the Parties hereto agrees to report the transactions contemplated by this Agreement for Tax purposes in accordance with Schedule 2.5, as calculated under § 1060 of the Code. The Parties agree to work together in good faith to agree upon further allocations required as a result of any adjustment to the Purchase Price and to timely file Form 8594 consistent with the allocation set forth on Schedule 2.5. No Party shall take any position on any Tax Return, which is inconsistent with the allocation set forth on Schedule 2.5. In any Proceeding related to the determination of any Tax, neither Buyer nor Seller or Stockholder may contend or represent that such allocation is not a correct allocation.

2.6 Closing. Subject to the prior satisfaction or waiver of the conditions set forth in Section 2.8 hereof, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place on Friday October 22, 2010 (the “Closing Date”). The Closing shall be effective as of 5 p.m. Eastern Standard Time on Thursday, October 21, 2010. Closing shall take place at the offices of Stein, Sperling, Bennett, De Jong, Driscoll & Greenfeig, P.C. at the date and time designated by the Buyer. The parties may agree to a close by facsimile transmission of appropriate signature pages and documents.

2.7 Posing Deliveries. In addition to any other documents to be delivered under provisions of this Agreement, at Closing:

(a) Seller and Stockholder, as the case may be, shall deliver to Buyer the following agreements, certificates, and conveyance documents (collectively, “Seller’s Closing Documents”):

i. a bill of sale for all of the Acquired Assets that are Tangible Personal Property in the form of Exhibit C (the “Bill of Sale”) executed by Seller;

ii. an assignment of all of the Acquired Assets that are intangible personal property in the form of Exhibit D, which assignment shall also contain Buyer’s undertaking and assumption of the Assumed Liabilities (the “Assignment and Assumption Agreement”) executed by Seller;

iii. assignments of all Intellectual Property Assets (including, but not limited to the Marks) in the forms of Exhibit E executed by Seller (collectively, the “IP Assignment Agreements”);

iv. a good standing certificate of Seller and the Stockholder;

v. a certificate of the secretary of Seller in the form of Exhibit F certifying, as complete and accurate as of the Closing, attached copies of the Governing Documents of

Seller, tax clearance certificates of Seller if applicable, certifying and attaching all requisite resolutions or actions of Seller’s board of directors and members approving the execution and delivery of this Agreement and the consummation of the Contemplated Transaction;

vi. all documents and materials (excluding balance sheets audited by independent accountants as of the day before and day after Closing, unless otherwise required by the contracting officer) required to obtain a novation in the form of Exhibit G (the “Novation Agreement”) of the Government Contracts as required by the Federal Acquisition Regulations Part 42, Section 42.12 and any applicable agency regulations or policies, including, but not limited to, those Federal Acquisition Regulation requirements set forth on Exhibit G1.

vii. assignments of the Non-Government Contracts for each of such Non-Government Contracts for which such assignment is required, in form and substance satisfactory to Buyer in Buyer’s sole discretion, as listed in Schedule 2.7(a)(vii);

(b) Buyer shall deliver to Seller the following consideration, agreements, certificates, and conveyance documents (collectively, “Buyer’s Closing Documents”):

i. The Purchase Price;

ii. the Assignment and Assumption Agreement executed by Buyer;

iv. the IP Assignment Agreements executed by Buyer;

v. Intentionally Omitted;

vi. all documents and materials (excluding balance sheets audited by independent accountants as of the day before and day after Closing, unless otherwise required by the contracting officer) required to obtain a novation of the Government Contracts as required by the Federal Acquisition Regulations Part 42, Section 42.12 and any applicable agency regulations or policies, including those requirements set forth on Exhibit G1:

vii. copies of the agreement between Buyer, Seller, and IBM Global Financing related to the assumption of the IBM Agreement.

2.8 Closing Conditions. Buyer’s obligation to consummate the transactions contemplated by this Agreement and to take the other actions required to be taken by Buyer at Closing is subject to the satisfaction, at or before Closing, as applicable, of each of the following conditions (any of which may be waived by Buyer in its sole discretion, in whole or in part):

(a) Each of the representations and warranties set forth in this Agreement, individually and collectively, shall be true and correct, as of the date of this Agreement and as of the Closing Date as if made on or as of the Closing Date, except for any representation or warranty made as of a specific date or for a particular period, which must be accurate in all material respects as of such specific date or for such particular period;

(b) Seller and the Stockholder must have performed and complied with all of their covenants and obligations under this Agreement required to be performed or complied with prior to Closing;

(c) Seller and Stockholder must have delivered to Buyer, in a form reasonably acceptable to Buyer: (i) a certificate dated as of the Closing Date certifying that the conditions set forth in Sections 2.8(a) and (b) have been satisfied, and (ii) each of Closing deliveries set forth in Section 2.7(b);

(d) There must not be any undisclosed Proceeding or undisclosed Order pending or Threatened or any undisclosed Legal Requirement in effect that would or could be reasonably likely to prevent the consummation of any of the transactions contemplated by this Agreement or the other Transaction Documents or that could result in any Adverse Consequence against Buyer or any of the Acquired Assets if the transactions contemplated by this Agreement or the other Transaction Documents were consummated;

(e) All licenses authorizations, consents and approvals by any Person, including any Governmental Authorizations required for the Novation of the Government Contracts, which are necessary for the consummation of the transactions contemplated by this Agreement or any other Transaction Document (including all licenses, authorizations, consents and approvals set forth on Schedule 2.8(e) or required under any Assigned Contract to avoid any Breach thereof or default thereunder) and new agreements to replace Assigned Contracts that are not assignable in accordance with their terms must have been received and be in full force and effect (except to the extent that the non-receipt of such licenses, authorizations, consents, approvals and/or new agreements would not have a Company Material Adverse Effect);

(f) All required filings, declarations and notices of, with or to any Person must be in full force and effect;

(g) Buyer must have obtained an executed IBM Assumption Agreement in form and substance satisfactory to Buyer in Buyer’s sole discretion;

(h) Buyer must have received evidence that all Encumbrance on the Acquired Assets have been released other than the Permitted Encumbrances, to the extent that such Encumbrances exist;

(i) Buyer must have received written confirmation from GE Commercial Distribution Finance Corporation (“GE”), Technology Investment Capital Corp. (“TICC”) and Avnet that they consent to the sale of the Acquired Assets and GE and TICC waive any Encumbrances that it has on the Acquired Assets, attached hereto as Exhibits H through J respectively:

2.9 Post Closing Deliveries. In addition to any other documents to be delivered under other provisions of this Agreement, and within thirty (30) days after Closing unless otherwise noted below, Seller and Stockholder, as the case may be, shall deliver to Buyer the following agreements, certificates, and conveyance documents (collectively, “Seller’s Post Closing Documents”):

(a) such other conveyancing documents as Buyer may reasonably determine to be appropriate to transfer the title and/or ownership to the Acquired Assets to Buyer, in form and substance reasonably satisfactory to Buyer;

(b) Seller must have filed an Assignment of the Marks with the USPTO within five Business Days after Closing; and

(b) Seller and the Stockholder will transfer to Seller the Jeskell name and acquired phone and facsimile numbers website and email addresses and the Intellectual Property Assets included among the Acquired Assets,

2.10 Conditions to Obligations of Seller and Stockholder. The obligation of Seller and Stockholder to consummate the transactions contemplated by this Agreement and to take the other actions required to be taken by Seller and the Stockholder at Closing is subject to the satisfaction, at or before Closing, as applicable, of each of the following conditions (any of which may be waived by Seller and Stockholder, in whole or in part):

(a) Each of the representations and warranties of the Buyer shall be true and correct in all material respects, in each case, as of the date of this Agreement and as of the Closing Date as if made on or as of the Closing Date, except for any representation or warranty made as of a specific date or for a particular period, which must be accurate in all material respects as of such specific date or for such particular period;

(b) Buyer must have performed and complied with, in all material respects, all of their covenants and obligations under this Agreement required to be performed or complied with prior to Closing; and

(c) Buyer must have delivered to Seller, in form reasonably acceptable to Seller: (i) a certificate dated as of the Closing Date certifying that the conditions set forth in Sections 2.9(a) and (b) have been satisfied; and (ii) each of the Closing deliveries set forth in Section 2.7(a).

2.11 Transfer Taxes. All transfer Taxes, including any sales and use taxes and bulk sales taxes, arising out of or in connection with the transactions contemplated by this Agreement shall be paid by Seller. Each party will use its commercially reasonable efforts to avail itself of any available exemptions from any such Taxes and will cooperate with the other party in providing any information and documentation that may be necessary to obtain such exemptions.

3.	REPRESENTATIONS AND WARRANTIES OF SELLER AND STOCKHOLDER

Except as otherwise disclosed in the Disclosure Schedule, Seller and the Stockholder represent and warrant, jointly and severally, to Buyer as follows:

3.1 Organization and Good Standing.

(a) Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of California, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under the Assigned Contracts. Seller is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which requires such qualification.

(b) Seller has delivered to Buyer complete and accurate copies of the Governing Documents of Seller, as currently in effect.

(c) The issued and outstanding shares of capital stock of Seller are owned, beneficially and of record, as set forth in Schedule 3.1(c). Other than as set forth in Schedule 3.1(c). no other Person has any option or other right to acquire stock or other equity interests in Seller. Schedule 3.1(c) lists all of the officers, directors and persons holding similar positions of responsibility with Seller. The Seller does not own or hold any equity interest in any Person and has no obligation to purchase an equity interest in any other Person.

3.2 Enforceability; Authority; No Conflict.

(a) This Agreement constitutes the legal, valid and binding obligation of Seller and the Stockholder, enforceable against each of them in accordance with its terms Upon the execution and delivery by Seller and the Stockholder of Seller’s Closing Documents, each of Seller’s Closing Documents will constitute the legal valid and binding obligation of Seller and the Stockholder, enforceable against each of them in accordance with its terms. Seller has the absolute and unrestricted right, power and authority to execute and deliver this Agreement and Seller’s Closing Documents to which it is a party and to perform its obligations under this Agreement and Seller’s Closing Documents, and such action has been duly authorized by all necessary action by Seller’s members and board of directors.

(b) Neither the execution and delivery of this Agreement nor the consummation or performance of the Contemplated Transaction will, directly or indirectly (with or without notice or lapse of time): (i) breach any provision of the Governing Documents of Seller; (ii) breach or otherwise give any Person the right to accelerate the performance required under any Assigned Contract or under any other contract by which the Acquired Assets are bound; (iii) result in the imposition or creation of any Encumbrance on or with respect to any of the Acquired Assets; or (iv) violate any Legal Requirement applicable to Seller or any Governmental Authorization that is held by Seller or that otherwise relates to the Acquired Assets or the operation of the Business.

(c) Except as set forth in Schedule 3.2(c), neither Seller nor the Stockholder is required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of the Contemplated Transaction.

3.3 Government Contracts.

(a) There are no pending Proceedings nor, any threatened Proceedings, involving Seller, the Stockholder or any officer, director of the Seller by any Governmental Body arising from or relating to a Government Contract or Bid to which Seller is a party.

(b) Except as set forth in Schedule 3.3(b), with respect to each and every Government Contract or outstanding Bid to which Seller is a party: (i) Seller has complied in all respects with all material terms and conditions, Legal Requirements and Orders pertaining to such Government Contract or Bid, including clauses, provisions and requirements incorporated expressly, by reference or by operation of law therein; (ii) during the past three (3) years, Seller has complied in all material respects with all Legal Requirements, Orders and agreements with any Government Body pertaining to any Government Contract or Bid; (iii) during the last three (3) years, no prime contractor, subcontractor or other Person has notified Seller, in writing, that Seller has materially breached or violated any Legal Requirement, Order or contractual requirement of a Government Contract or Bid or that any such Government Contract or Bid was suspended; (iv) all representations and certifications executed, acknowledged or set forth in or pertaining to such Government Contract or Bid were current accurate and complete in all material respects as of their effective date, and Seller has complied in all material respects with such representations and certifications; (v) no written notice of termination for convenience, termination for default, cure notice or show-cause notice has been issued and not resolved or cured; (vi) no material cost incurred by Seller has been questioned in writing or disallowed, other than those which have been resolved; and (vii) no material amount of money due to Seller has been withheld or set off and not resolved.

(c) Seller is not, nor has Seller received written notice that any of its employees are, (or for the last three (3) years has been) under administrative, civil or criminal investigation, indictment or information or audit (other than routine audits) with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract or Bid. Neither Seller nor any of Seller’s employees, agents or consultants has made a voluntary disclosure pursuant to the Department of Defense Fraud voluntary disclosure program or similar program, under any other program or regulations of any other Government Body with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract or Bid that has led or could lead, either before or after the Closing Date, to any of the consequences set forth in the first sentence of this Section 3.3(c) or any other material damage, penalty assessment, recoupment of payment or disallowance of cost. In the past two (2) years, Seller has not submitted any inaccurate, untruthful or misleading cost or pricing data relating to a Bid or Government Contract, nor has Seller submitted any inaccurate, untruthful or misleading certification included within or relating to any Bid (including any required updates).

(d) There exist: (i) no financing arrangements with respect to performance of any Executory Government Contract (other than the IBM Agreement); (ii) no material outstanding claims against Seller, either by any Government Body or by any prime contractor, subcontractor, vendor or other Third Party, arising under or relating to any Government Contract or Bid; and (iii) no formal pending disputes between Seller or the Stockholder and any Government Body or any prime contractor, subcontractor or vendor arising under or relating to any Government Contract or Bid.

(e) Seller is not, nor has Seller received written notice that any of its employees are, (or for the last five (5) years has been), suspended or debarred from doing business with the U.S. Government or other Government Body, from making a Bid or being a party to a Government Contract, or has been declared non-responsible or ineligible for U.S. Government contracting or contracting with any other Government Body. There are no matters pending that could lead to the institution of suspension or debarment proceedings against Seller, any Related Persons of Seller or employees of Seller. Seller has not within the past three (3) years been terminated for default under any Government Contract.

(f) Seller possesses all necessary security clearances and permits for the execution of its obligations under each Government Contract to which it is a party. Seller has the proper procedures to conduct business of a classified nature up to the level of its current clearances. Seller is in compliance in all material respects with applicable agency security requirements, as appropriate, and has in place proper procedures, practices and records to maintain security clearances necessary to perform its current contracts.

(g) Seller has in place all proper codes of ethics and other procedural requirements to the extent required for accepting and performing Contracts with the U.S. Government and each other Government Body with which Seller does business.

(h) Seller’s cost accounting system is in material compliance with applicable Legal Requirements.

(i) For purposes of this Section 3.3, the term “material terms and conditions” shall not include delayed or late deliveries, payments or disputes which arise in the ordinary course of business with respect to the Business, none of which, individually or in the aggregate, could result in a Company Material Adverse Effect.

(j) Following the Closing, Buyer shall, in accordance with, and to the extent required by, the Federal Acquisition Regulation Part 42, Subpart 42.12, promptly submit in writing to the responsible contracting officer a request to recognize Buyer as the successor in interest to the GSA Schedule Contract and enter into the Novation Agreement which shall entitle all of Seller’s rights, titles and interest in and to, and all of Seller’s obligations and liabilities under, each Government Contract to be validly conveyed, transferred and assigned and novated to Buyer. Buyer and Seller shall each use commercially reasonable efforts to promptly obtain all consents, approvals and waivers required for the purpose of processing, entering into, and completing the Novation Agreement with regard to the GSA Schedule Contract, including responding to requests for information by the U.S. Government with regard to such Novation Agreement. Seller and Buyer shall each use commercially reasonable efforts to provide all reasonable information and take all other actions reasonably necessary to execute and consummate such Novation Agreement. Effective as of the Closing Date and until such time as the U.S. Government recognizes the transfer of the rights and obligations under the GSA Schedule Contract to Buyer, in accordance with, and to the extent required by, the Federal Acquisition Regulation Part 42, Subpart 42.12, Seller subcontracts with Buyer to perform for and in the place of Seller any and all order’s placed under the GSA Schedule Contract as of and after the Closing Date, Buyer is authorized to prepare and submit invoices and other requests for payment routinely arising for orders placed under the GSA Schedule Contract in the name of and on behalf of the Seller until the GSA Schedule Contract is novated. Buyer is authorized for such purpose only to use such invoices, billing vouchers, and other billing forms bearing or otherwise reflecting Seller’s name in connection with invoicing customers for work performed by Buyer under the GSA Schedule Contract. Any requests by Buyer for payment shall not include claims for disputed contract amounts or other extraordinary requests for payment without the prior written approval of Seller and shall only include those amounts that are properly due under the terms of the orders placed under GSA Schedule Contract. Contingent upon the foregoing provisions in this Section 3.3(j), the Buyer agrees to perform and discharge orders placed under the GSA Schedule Contract in a timely manner and in accordance with Laws and with all of the terms of such orders and further agrees to indemnify and hold harmless the Seller from any and all Losses incurred by the Seller that may arise out of the performance of or omission by the Buyer with respect to the performance and discharge of any orders placed under the GSA Schedule Contract as of or after the Closing Date and before the date of novation of the GSA Schedule Contract. Until such time as the U.S. Government recognizes the transfer of the GSA Schedule Contract to Buyer by entering into a Novation Agreement, nothing in this Agreement will constitute a transfer, assignment, attempted transfer or an attempted assignment thereof.

(k) Seller has not taken any action, performed, or conducted itself in a manner that would prevent Buyer from obtaining the Novation Agreement; and Seller has no reason to believe or has not been lead to believe that Buyer will not obtain the Novation Agreement.

3.4 Financial Statements.

(a) Attached as Schedule 3.4 is a true and complete copy of the Seller’s balance sheet as of December 31, 2009, statements of income and cash flows for the period ending December 31, 2009, and interim balance sheets as of August 31, 2010 (“August Balance Sheet”) and the September 2010 Balance Sheet and all such statements, including the related notes and schedules thereto, are referred to herein as the “Financial Statements”. The Financial Statements have been prepared in accordance with the books and records of the Seller and have been prepared in accordance with GAAP with the following exceptions: the interim financial statements do not contain all of the footnotes and other disclosures as required by GAAP. The Financial Statements fairly present, in all material respects, as of the respective dates thereof and for the respective periods referred to therein, the items reflected therein. The Financial Statements are accurate in all material respects and present fairly the financial condition of Seller at the Dates indicated and their results of operations for the period then ended.

(b) Except as disclosed in the Financial Statements or set forth in the Disclosure Schedule, Seller has no liabilities or obligations (whether known or unknown, absolute, accrued, contingent or otherwise), which have a Company Material Adverse Effect or that are not in Ordinary Course of Business.

3.5 Books and Records. The books of account and other financial Records of Seller, all of which have been made available to Buyer, are complete and correct in all material respects and represent actual, bona fide transactions and have been maintained in accordance with sound business practices including the maintenance of an adequate system of internal controls consistent with GAAP.

3.6 Bankruptcy. Seller is not contemplating, nor has contemplated, filing for bankruptcy protection at or after the time of Closing.

3.7 Indebtedness. Except as set forth on Schedule 3.7. Seller has no Indebtedness included in the Assumed Liabilities.

3.8 Title to Assets, Encumbrances. Other than the Permitted Encumbrances disclosed on Schedule 3.8, Seller owns good and transferable title to all of the Acquired Assets free and clear of any Encumbrances. Seller warrants to Buyer that, at the time of Closing, all Acquired Assets shall be free and clear of all Encumbrances other than the Permitted Encumbrances,

3.9 Condition of Assets. Except as described in Schedule 2.1(a), each item of Tangible Personal Property included in the Acquired Assets is in good repair and good operating condition, ordinary wear and tear excepted, is suitable for immediate use in the Ordinary Course of Business, is free from latent and patent defects. No item of Tangible Personal Property included in the Acquired Assets is in need of repair or replacement other than as part of routine maintenance in the Ordinary Course of Business. Except as disclosed in Schedule 2.1(a), with respect to the Acquired Assets, all Tangible Personal Property used in Seller’s business is in the possession of Seller.

3.10 Inventories. All items that are inventory consist of a quality and quantity usable and saleable, in the Ordinary Course of Business of Seller. The quantities of each item of inventory are not excessive, but are reasonable in the present circumstances of the Business. Seller is not in possession of any inventory not owned by Seller, including goods already sold.

3.11 Taxes.

(a) Tax Returns Filed and Taxes Paid. Except as set forth on Schedule 3.11, Seller has filed or caused to be filed on a timely basis all Tax Returns and all reports with respect to Taxes that are or were required to be filed pursuant to applicable Legal Requirements. All Tax Returns and reports filed by Seller are true, correct and complete in all material respects. Seller has paid, or made provision for the payment of, all Taxes that have or may have become due for all periods covered by the Tax Returns or otherwise, or pursuant to any assessment received by

Seller. No claim has ever been made or is expected to be made by any Governmental Body in a jurisdiction where Seller does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Encumbrances on any of the Acquired Assets that arose in connection with any failure (or alleged failure) to pay any Tax (other than Encumbrances for taxes which are not yet due and payable), and Seller is not aware of any basis for assertion of any claims attributable to Taxes which, if adversely determined, would result in any such Encumbrance.

(b) Proper Accrual. The charges, accruals and reserves with respect to Taxes on the Records of Seller are computed in accordance with GAAP. There exists no proposed tax assessment or deficiency against Seller.

(c) Specific Potential Tax Liabilities and Tax Situations. All Taxes that Seller is or was required by Legal Requirements to withhold, deduct or collect have been duly withheld, deducted and collected and, to the extent required, have been paid to the proper Governmental Body or other Person.

(d) Except as set forth on Schedule 3.11, neither Seller nor Stockholder Seller is a party to any agreement, which could be expected to give rise to the payment of any amount that would not be deductible pursuant to Section 280G, 404 or 162 of the Code or any similar provision of applicable law.

3.12 No Material Adverse Change. Since August 31, 2010, there has not been any material adverse change in the business, operations, prospects, assets, results of operations or condition (financial or other) of Seller, and no event has occurred or circumstance exists that may result in such a material adverse change.

3.13 Intentionally Deleted.

3.14 Employee Matters.

(a) Schedule 3.14(a) sets forth a list of all employees of Seller, together with their respective positions. No employee of Seller is represented by any union or other labor organization or is covered under any union, collective bargaining or similar labor agreement. Except as set forth on Schedule 3.14(a), each employee is employed on an “at will” basis and is terminable by Seller without any penalty or severance obligation.

(b) Seller has complied in all respects with all Legal Requirements relating to the payment of social security and similar Taxes. Seller is not liable or otherwise responsible for the payment of any Taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.

(c) Except as set forth on Schedule 3.16(a), there is no Proceeding relating to the alleged violation of any Legal Requirement pertaining to employment matters, including any complaint (formal or informal), charge, demand, grievance or cause of action filed with any federal or state administration agency, either pending or, threatened against or affecting Seller.

(d) Except as set forth on Schedule 3.14(d), Seller does not maintain, administer or contribute, or have any obligations to maintain, administer or contribute, to any Employee Benefit Plan.

(e) Except as set forth on Schedule 3.14(e), Seller does not employ any consultants or independent contractors.

3.15 Compliance With Laws. Seller is in compliance with all Legal Requirements and Orders applicable to the operation of the Business as presently conducted. Seller has not received any written communication from a Governmental Body that alleges that any such party is not in compliance with any Legal Authority or Orders.

3.16 Legal Proceedings: Orders.

(a) Except as set forth on Schedule 3.16(a), there is no pending or, threatened Proceeding: (i) by or against Seller or that otherwise relates to or may affect the Acquired Assets; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Contemplated Transaction. In addition, no event has occurred or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such Proceeding.

(b) There is no Order to which Seller, its Business or any of the Acquired Assets is subject. Seller is, and, at all times has been in compliance with all of the terms and requirements of each Order to which it or any of the Acquired Assets is or has been subject

3.17 Absence of Certain Changes and Events. Since September 30, 2010, Seller has operated the Business in the Ordinary Course of Business consistent with past practice.

3.18 Contracts, no Defaults.

(a) Except as set forth in Schedule 3.18(a), Seller is not a party to any material Contract other than the Assigned Contracts. Seller has delivered to Buyer a true and correct copy of each Assigned Contract and each Contract listed on Schedule 3.18(a).

(b) Except as set forth in Schedule 3.18(b) the Stockholder has no rights under, and will not become subject to, any obligation or liability under any Contract that relates to the Business or any of the Acquired Assets.

(c) Except as set forth in Schedule 3.18(c): (i) each Assigned Contract is in full force and effect and is valid and enforceable in accordance with its terms; (ii) each Assigned Contract is assignable by Seller to Buyer without the Consent of any other Person; and (iii) no Assigned Contract will, upon completion or performance thereof, have a Company Material Adverse Effect on the Business or the Assets.

(d) Further: (i) Seller is, and at all times has been, in material compliance with all applicable terms and requirements of each Assigned Contract; (ii) each other Person that has or had any obligation or liability under any Assigned Contract is, and at all times has been, in material compliance with all applicable terms and requirements of such Contract; (iii) no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with or result in a Breach of, or give Seller or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any Assigned Contract; (iv) no event has occurred or circumstance exists under or by virtue of any contract to which Seller is a party (whether or not it is an Assigned Contract) that (with or without notice or lapse of time) would cause the creation of any Encumbrance affecting any of the Assets; and (v) Seller has not given to or received from any other Person any notice or other communication regarding any actual, alleged, possible or potential violation or Breach of, or default under, any Assigned Contract.

(e) There are no renegotiations of, attempts to renegotiate or outstanding rights to renegotiate any Assigned Contract and no Person has the contractual or statutory right to demand or require such renegotiation that would cause a Company Material Adverse Effect.

3.19 Intellectual Property Assets.

(a) The term “Intellectual Property Assets” means all intellectual property registered or unregistered, owned or licensed (as licensor or licensee), by Seller in which Seller has a proprietary interest, including:

(i) all assumed fictional business names, trade names, logo trademarks, service marks and applications (collectively, “Marks”);

(ii) all registered and unregistered copyrights in both published works and unpublished works and fixed and unfixed works (collectively, “Copyrights”);

(iii) all know-how, ideas, trade secrets, business methods and information, customer lists, Software, technical information, data, process technology, plans, drawings, blue prints, architectural plans, and models (collectively, “Trade Secrets”);

(iv) all rights in internet web sites and internet domain names presently used by Seller (collectively “Domain Names”); and

All Intellectual Property Assets are set forth in Schedule 3.19.

(b) Except as otherwise set forth in Schedule 3.19, the Intellectual Property Assets include all such assets necessary for the operation of Seller’s Business as it is currently conducted. Seller is the owner or licensee of all right, title and interest in and to each of the Intellectual Property Assets, free and clear of all Encumbrances, and has the right to use without payment to a third party all of the Intellectual Property Assets, other than in respect of licenses listed in Schedule 3.19.

(c) Schedule 3.19 contains a complete and accurate list and summary description of all Marks in which Seller has a proprietary interest. Except as set forth on Schedule 3.19, all such Marks have not been registered with the USPTO. Seller shall obtain an assignment to Buyer of any Marks which have been registered with the USPTO, No such Mark has been or is now involved in any opposition, invalidation or cancellation Proceeding and no such action is threatened with respect to any of the Marks. There is no potentially interfering trademark or trademark application of any other Person. No such Mark is infringed or, has been challenged or threatened in any way. In addition, none of the Marks used by Seller infringes or is alleged to infringe any trade name, trademark or service mark of any other Person.

(d) Schedule 3.19 contains a complete and accurate list and summary description of all Copyrights in which Seller has a proprietary interest. Except as otherwise provided on Schedule 3.19, all such Copyrights have not been registered Copyrights. No Copyright is infringed or, has been challenged or threatened in any way. None of the subject matter of any of the Copyrights infringes or is alleged to infringe any copyright of any Person or is a derivative work based upon the work of any other Person.

(e) With respect to each Trade Secret, the documentation relating to such Trade Secret is current, accurate and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the knowledge or memory of any individual. Seller has taken all commercially reasonable precautions to protect the secrecy, confidentiality and value of all Trade Secrets. Seller has good title to and an absolute right to use the Trade Secrets. The Trade Secrets are not part of the public knowledge or literature and. have not been used, divulged or appropriated either for the benefit of any Person (other than Seller) or to the detriment of Seller. In addition, no Trade Secret is subject to any adverse claim or has been challenged or threatened in any way or infringes any intellectual property right of any other Person.

(f) Schedule 3.19 contains a complete and accurate list and summary description of all Domain Names in which Seller has a proprietary interest. All such Domain Names have been registered in the name of Seller and are in compliance with all formal Legal Requirements and are valid and enforceable. No such Domain Name has been or is now involved in any dispute, opposition, invalidation or cancellation Proceeding and, no such action is threatened with respect to any Domain Name. There is no domain name application pending of any other person which would or would potentially interfere with or infringe any Domain Name. No Domain Name is infringed or, as been challenged, interfered with or threatened in any way. No Domain Name infringes, interferes with or is alleged to interfere with or infringe the trademark, copyright or domain name of any other Person.

(g) Seller holds no patents and has made no patent applications. Seller neither has made nor holds the rights to any inventions or discoveries that may be patentable.

3.20 Relationships With Related Persons. Schedule 3.20 lists all transactions occurring during the past two years between the Seller, Stockholder and any of its Affiliates over $25,000 in any given year. Except as set forth on Schedule 3.20, no officer, director, stockholder or other Affiliate of the Seller is indebted to the Seller for money borrowed or other loans or advances.

3.21 Brokers or Finders. Except as set forth in Schedule 3.21, neither Seller nor any of its Representatives have incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payments in connection with the sale of Seller’s Business or the Acquired Assets or the Contemplated Transaction.

3.22 Customers. Seller has used commercially reasonable efforts to maintain, and currently maintains, good working relationships with all of the material customers of the Business. No material customer has given Seller notice terminating, canceling or threatening to terminate, cancel or materially reduce any contract or relationship with Seller.

3.23 Disclosure.

(a) No representation or warranty or other statement made by Seller or Stockholder in this Agreement, the Disclosure Schedule, or the certificates delivered in connection with the Contemplated Transaction contains any untrue statement or omits to state a material fact necessary to make any of them, in light of the circumstances in which it was made, not misleading.

(b) Seller and Stockholder are not aware of any fact that has specific application to Seller (other than general economic or industry conditions) and that may materially adversely affect the assets, business, prospects, financial condition or results of operations of Seller that has not been set forth in this Agreement or the Disclosure Schedule.

3.24 Intentionally Deleted.

3.25 Insurance. Schedule 3.25 lists all of the policies of Insurance relating to the Business or covering any of Seller’s properties, assets, directors, employees, business or operations, and for each policy indicates: (i) the name of the insurer; (ii) the amount of coverage; (iii) the type of Insurance; (iv) the policy number; (v) the expiration date; and (vi) all claims made since January 1, 2007, including all pending claims under the policy. Copies of each such policy have been provided to Buyer. Each such policy of Insurance is in full force and effect and will remain in full force through the Closing Date. All premiums with respect to such policies of Insurance have been paid with no lapse in coverage and all duties of the insureds under such policies have been fully discharged. Seller has not been refused Insurance by any carrier to which it has applied for Insurance within the past five years. Since October 2, 2006, all general liability and similar Insurance policies maintained by Seller have been “occurrence” policies and not “claims made” policies.

3.26 Permits and Licenses: Compliance with Legal Requirements.

(a) Schedule 3.26(a) sets forth all Governmental Authorizations required or maintained to carry on the Acquired Assets. Each such Governmental Authorization has been obtained, is in full force and effect and Seller has complied with all requirements of such Government Authorization. Except as set forth in Schedule 3.26(a), no such Governmental Authorization will be voided, nullified or impacted by the consummation of the transactions contemplated by this Agreement.

(b) Except as disclosed herein, Seller is not subject to, nor has Seller been Threatened with, any Adverse Consequence as a result of a failure to comply with any Legal Requirement, and no event has occurred or circumstance formerly existed or currently exists that (with or without notice or lapse of time) could reasonably be expected to give rise to any such Adverse Consequence. Seller is now, and during all applicable statutory of limitation periods has been, in material compliance with applicable Legal Requirements.

3.27 Environmental Matters. Seller has no Environmental Liabilities. The leased real property are free of Hazardous Substance or Material and Hazardous Waste and has no Environmental Liabilities associated with it. Such leased real property, and Seller’s current and historical use of the leased real property, complies and has complied with all Environmental Laws. None of the buildings, building components, structures or improvements owned, leased or used by Seller is constructed of or contains in whole or in part any material (including asbestos, except to the extent properly encapsulated in accordance with Environmental Laws and disclosed in writing to Buyer) that releases or may release any substance, whether gaseous, liquid or solid, that may give rise to any Environmental Liability.

4.	OTHER COVENANTS AND AGREEMENTS

4.1 Further Assurances. After Closing, each Party will take all such further actions, execute and deliver all such further documents and do all other acts and things as another Party may reasonably request for the purpose of carrying out and documenting the intent of this Agreement and the other Transaction Documents. If a Governmental Authorization, consent, new Contract to replace an Assigned Contract that is not assignable or estoppel certificate required to be obtained, Seller and Stockholder will assist Buyer, at Buyer’ request, in every reasonable effort to obtain such Governmental Authorization, consent, new Contract or estoppel certificate. In addition, if a consent to the assignment of an Assigned Contract or new Contract to replace an Assigned Contract that is not assignable is not obtained prior to Closing such that attempted assignment of the Assigned Contract would be ineffective or would impair Buyer’ rights and benefits under the Assigned Contract and Buyer nevertheless proceeds with Closing, then after Closing, Seller, to the maximum extent permitted by applicable Legal Requirements, will cooperate with Buyer in any reasonable arrangement designed to provide Buyer all rights and benefits under such Assigned Contract, including the enforcement for the benefit of Buyer of any and all rights and benefits under such Assigned Contract. Seller agrees to cooperate with, and provide assistance to, Buyer with respect to Buyer’s collection of the Buyer Accounts Receivable.

4.2 Public Announcements. All public announcements concerning this Agreement and the transactions contemplated by this Agreement by any Party or any of its Affiliates and Representatives will be subject to the prior approval of Buyer and Seller and Stockholder, such approval not to be unreasonably withheld, except that prior approval will not be required with respect to any statements and other disclosures that a Party or any of their respective Affiliates is required to make pursuant to applicable Legal Requirements.

4.3 Mail: Payments Received. Both Parties hereby authorizes and empowers the other Party after the Closing to receive and open all mail and other communications received relating to the Business and to deal with the contents of such communications in good faith and in a proper manner. Both Parties shall reasonably promptly, but not less than twice per week, deliver by overnight delivery to the other Party any mail or other communication received by the other Party after the Closing pertaining to the Acquired Assets.

4.4 Names. Seller and the Stockholder will cease using the “Jeskell” name except in connection with winding down its affairs, and in no event for a period of time to exceed January 31, 2011 without the prior written consent of Buyer, which shall not be unreasonably withheld.

4.5 Intentionally Deleted.

4.6 Intentionally Deleted.

4.7 Intentionally Deleted.

4.8 Employees and Employee Benefits.

(a) Buyer wishes to hire only the employees of the Business listed in Schedule 4.8(a) which includes the Key Employees (collectively, the “Hired Employees”) with their Accrued Vacation Liability and Accrued Commissions Payable as of the Closing Date. The Parties agree that on the Closing Date, Seller will terminate all Hired Employees and transfer unused but Accrued Vacation Liability and Accrued Commissions Payable with respect to such Hired Employees to Buyer as of the Closing Date. Seller shall be solely liable for and claim liability damage or other cost arising from such terminations, except that Buyer shall be liable for any valid claim if such Accrued Vacation Liability and/or Accrued Commissions Payable with respect to such Hired Employees are not paid when due as disclosed on Schedule 4.8(a), Seller will remain responsible for and retain all liability for providing health plan continuation coverage in accordance with the requirements of COBRA for any former employee or current employee of Seller and their eligible dependents that would be considered an M&A Qualifying Beneficiary” as defined under 26 C.F.R. 54.4980B-9. The Parties acknowledge that the Seller will retain health insurance coverage for Hired Employees through October 31, 2010.

(b) Seller shall furnish a Form W-2 to each Hired Employee disclosing all wages or compensation paid up to and including the Closing Date in accordance with applicable federal and state law.

(c) Buyer shall propose terms of employment with each Hired Employees. Buyer shall be solely liable for and claim liability damage or other cost arising from such hiring decisions and shall be responsible for all other requirements under applicable federal and state laws. It is understood and agreed that: (i) Buyer’s ability to extend offers of employment as set forth in this Section 4.8 shall not constitute any commitment, Contract or understanding

(expressed or implied) of any obligation on the part of Buyer to a post Closing employment relationship of any kind, or of any duration or term, other than those that Buyer may establish pursuant to individual offers of employment, and (ii) any employment offered by Buyer is “at will” and may be terminated by Buyer or by an employee at any time for any reason or no reason. Nothing in this Agreement shall be deemed to prevent or restrict in any way the right of a Buyer to terminate, reassign, promote or demote any Hired Employee after the Closing or to change adversely or favorably the title, powers, duties, responsibilities, functions, locations, salaries, other compensation or terms or conditions or employment of any such Hired Employee.

4.9 Non-Disparagement. Neither Seller nor the Stockholder will take any action that would disparage the name or business of Buyer or any of its Affiliates.

4.10 Tax Matters.

(a) For a period of three years after the Closing Date (or until expiration of the relevant statute of limitation, whichever is longer), the parties to this Agreement will preserve all relevant books and records and cooperate fully with each other, in connection with the preparation, signing and filing of any tax returns and in any administrative, judicial or other proceeding involving taxes relating to the Business, including, but not limited to, the furnishing or making available of records, books or accounts or other materials necessary or helpful for the defense against assertions of any taxing authority as to any Returns.

(b) Seller will prepare and deliver to Buyer any clearance certificates, exemption certificates or similar documents that are required by any taxing authority where the delivery of such certificates or other documentation will enable Buyer to avoid any obligation of Buyer to withhold any portion of the Aggregate Purchase Price or where the delivery of any such certificate or other documentation will enable Buyer to avoid liability with respect to Taxes attributable to operations of the Business for taxable periods or portions thereof ending on or prior to the Closing Date.

(c) Seller and Buyer shall cooperate fully, as and to extent reasonably requested by the other party, in connection with the preparation and filing of Returns hereunder and any refund claims, audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include signing any Return, amended Returns, claims or other documents necessary to settle any Tax controversy, the retention and (upon the other party’s request) the provision of records and information (including the right to make copies thereof) which are reasonably relevant to the filing of any Return or refund claim or the preparation for and prosecution or defense of any such claim, audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Without limiting the generality of the foregoing. Seller will retain, until the applicable statutes of limitations (including all extensions) have expired, copies of all Returns, supporting work schedules and other records or information which may be relevant to such Returns for all Tax periods or portions thereof ending on or before the Closing Date and will not destroy or otherwise dispose of any such records without first providing the other party with a reasonable opportunity to review and copy the same. Seller will request that records in the possession of their accountants be retained by them for the customary retention period established by the firm (but in no event less than seven years) and that such records be made available to Buyer upon request. Buyer and Seller further agree, upon request from the other party, to use their reasonable best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

(d) Seller and Shareholder shall be responsible for filing all Returns and paying all Taxes of the Seller, when such taxes relate to any period, transaction or event prior to the Closing. Moreover, but in no way limiting any other obligation of the Seller under this Agreement, Seller shall be responsible for all Taxes related to the Business in any manner prior to and through the date of the Closing.

4.11 Seller’s Creditors. Seller represents and warrants that the list of Seller’s creditors set forth on Schedule 4.11(a), provided to Buyer one (1) day after Closing, is the complete list of all of Seller’s creditors and the corresponding amounts owed to such creditors are complete and correct.

5.	REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller and the Stockholder as follows;

5.1 Organization and Good Standing. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Maryland, with full power and authority to conduct its business as it is now conducted.

5.2 Authority, No Conflict.

(a) This Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Upon the execution and delivery by Buyer of Buyer’s Closing Documents, each of Buyer’s Closing Documents will constitute the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its respective terms. Buyer has the absolute and unrestricted right, power and authority to execute and deliver this Agreement and Buyer’s Closing Documents and to perform its obligations under this Agreement and Buyer’s Closing Documents, and such action has been duly authorized by all necessary corporate action.

(b) Neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of the Contemplated Transaction by Buyer will give any Person the right to prevent, delay or otherwise interfere with the Contemplated Transaction pursuant to: (i) any provision of Buyer’s Governing Documents; (ii) any Legal Requirement or Order to which Buyer may be subject; or (iii) any Contract to which Buyer is a party or by which Buyer may be bound. Buyer is not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of the Contemplated Transaction.

5.3 Brokers or Finders. Neither Buyer nor any of its Representatives have incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with the Contemplated Transaction.

6.	ADDITIONAL COVENANTS AND AGREEMENTS

6.1 Payment of all Taxes Resulting From Sale of Acquired Assets by Seller. Seller shall pay in a timely manner all Taxes resulting from or payable in connection with the sale of the Acquired Assets pursuant to this Agreement, if required by law or this Agreement.

6.2 Payment of Other Retained Liabilities. In addition to payment of Taxes pursuant to Section 6.1, Seller shall pay, or make adequate provision for the payment, in full all of the Retained Liabilities of Seller under this Agreement. If any such Liabilities are: (i) not so paid or provided for; (ii) undisputed; and (iii) if Buyer reasonably determines that failure to make any payments will impair Buyer’s use or enjoyment of the Acquired Assets or conduct of the business previously conducted by Seller with the Acquired Assets, Buyer may, at any time after the Closing Date, elect to make all such payments directly (but shall have no obligation to do so). Prior to Buyer making any such payments with respect to a Retained Liability, Buyer must give Seller notice of its intent to do so and provide Seller the opportunity to satisfy or otherwise resolve such Retained Liability (which may include demonstrating a good faith dispute). If Seller fails to demonstrate a good faith dispute within five (5) Business Days of receiving notice pursuant to this Section 6.2, such Retained Liability shall be deemed undisputed. In the event that Buyer makes any such payment directly then Seller must pay Buyer the amount of said payment within three (3) Business Days. With respect to Retained Liabilities that Buyer reasonably determines that the failure to pay will impair Buyer’s use or enjoyment of the Acquired Assets or the conduct of the Business, the notice period for the preceding sentence will be not less than 10 days and for all other Retained Liabilities the notice period will be not less than 30 days.

6.3 Reports and Returns. Seller shall promptly after the Closing prepare and file all reports and returns required by Legal Requirements relating to the Business as conducted using the Acquired Assets up to and including the Closing Date.

6.4 Assistance in Proceedings. Both Parties will cooperate with the other Party and its counsel in the contest or defense of, and make available its personnel and provide any testimony and access to its books and Records in connection with, any Proceeding involving or relating to: (a) the Contemplated Transaction; or (b) any action, activity, circumstance, condition, conduct, event, fact, failure to act, incident, occurrence, plan, practice, situation, status or transaction on or before the Closing Date involving Buyer, Seller, the Business or the Stockholder.

6.5 Retention of and Access to Records. After the Closing Date, Buyer shall retain for a period consistent with Buyer’s record-retention policies and practices, including but not limited to the policies of the National Association of State Boards of Public Accountancy, not to exceed seven years, those Records of Seller delivered to Buyer. Buyer also shall provide Seller and the Stockholder and their Representatives reasonable access thereto, during normal business hours and on at least three days’ prior written notice, to enable them to prepare financial statements or tax returns or deal with tax audits.

6.6 Accounts Receivable. Following the Closing and as hereafter provided, (i) Buyer shall within two (2) Business Days remit and pay to Seller any collected proceeds derived from the Excluded Assets including Seller Accounts Receivable, and (ii) Seller shall within two (2) Business Days remit and pay to Buyer, as and when received by Seller, the collected proceeds derived from the Acquired Assets, any payment which is due to Buyer pursuant to Section 3.3(j) until the Novation Agreement becomes legally binding and the items set forth on Schedule 2.1(g). Notwithstanding anything contained to the contrary herein, Buyer shall prepare and deliver to Seller balance statements related to Seller Accounts Receivables every two (2) weeks.

7.	INDEMNIFICATION; REMEDIES

7.1 Survival of Representations and Warranties. The representations and warranties of the Parties contained in this Agreement will survive the Closing and will expire twelve (12) months after the Closing Date, except that: (a) the representations and warranties in Sections 3.1 (Organization and Good Standing), 3.2 (Authority; No Conflict), 3.8 (Title to Assets; Encumbrances), 3.20 (Relationships With Related Persons), 3.21 (Brokers or Finders), will survive the Closing indefinitely. The following representations and warranties will survive until the expiration of the applicable statute of limitations period: 3.11 (Taxes), 3.16 (Legal Proceedings; Orders) and 3.27 (Environmental Matters).

7.2 Indemnification by Seller and Stockholder. Seller and Stockholder, jointly and severally, will to the fullest extent permitted under applicable Legal Authority, indemnify and hold harmless Buyer, and its Representatives, Affiliates, subsidiaries and Related Persons (collectively, the “Buyer Indemnified Persons”), and will reimburse Buyer Indemnified Persons for any loss, liability, claim, damage, expense (including costs of investigation and defense and reasonable attorneys’ fees and expenses) or diminution of value, for any and all Claims (collectively, “Damages”), arising from or in connection with:

(a) any Breach of any representation or warranty made by Seller in: (i) this Agreement; (ii) Schedules and exhibits attached hereto; (iii) the certificates delivered pursuant to Section 2.7: (iv) any transfer instrument; or (v) any other certificate, document, writing or instrument delivered by Seller or the Stockholder pursuant to this Agreement;

(b) any Breach of any covenant or obligation of Seller or the Stockholder in this Agreement;

(c) any Liability arising out of the ownership or operation of the Acquired Assets or Business prior to the Closing Date other than the Assumed Liabilities;

(d) any brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding made, or alleged to have been made, by any Person with Seller or Stockholder (or any Person acting on their behalf) in connection with the Contemplated Transaction;

(e) any noncompliance with any fraudulent transfer law or Bulk Sales law in respect of the Contemplated Transaction;

(f) any Retained Liabilities;

(g) any Liability arising out of the Excluded Software Contract; or

(g) any noncompliance or Breach arising out of any Assigned Contracts that occurred prior to the Closing.

7.3 Indemnification by Buyer. Buyer will indemnify and hold harmless Seller and Stockholder, and will reimburse Seller, for any Damages arising from or in connection with:

(a) any Breach of any representation or warranty made by Buyer in: (i) this Agreement, (ii) the Disclosure Schedules; (iii) the certificate delivered pursuant to Section 2.7; (iv) any transfer instrument; or (v) any other certificate, document, writing or instrument delivered by Buyer pursuant to this Agreement;

(b) any Breach of any covenant or obligation of Buyer in this;

(c) any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Buyer (or any Person acting on Buyer’s behalf) in connection with the Contemplated Transaction; or

(d) any Liability arising out of the ownership or operation of the Acquired Assets or Business after the Closing Date.

7.4 Limitations. Notwithstanding any other provision of this Article 7, no claim for indemnification by Buyer under Section 7.2(a) or by Seller under Section 73(a) may be made unless all Damages relating to such Claim exceeds $15,000 in the aggregate, in which event, the Indemnified Party will be entitled to recover the entire amount of such Damages. In no event shall the aggregate indemnity obligations of Seller to Buyer exceed Two Million Dollars ($2,000,000) (“Indemnity Cap”) Damages caused by the following shall not be limited by the Indemnity Cap nor shall such Damages be considered in determining whether the Indemnity Cap has been exceeded: (i) any of Seller’s obligations to any broker identified in Section 3.21 and Schedule 3.21, (ii) Seller’s breach of any representation or warranty under Section 3.11 or Schedule 3.11 and/or Section 3.14(e) or Schedule 3.14(e), (iii) the obligations described in Section 2.4(a)(1) and Schedule 2.1(a); (iv) any Damages to Buyer due to Seller’s failure to satisfy any obligations described in Section 2.4(b)(xvi) (amounts payable to IBM Global Finance).

7.5 Intentionally Deleted.

7.6 Indemnification Procedures.

(a) Whenever any Claim arises for which indemnification is sought hereunder, the party seeking indemnification (the “Indemnified Party”) shall promptly notify each Party from whom indemnification is due (the “Indemnifying Party”) of the Claim and, when known, the facts constituting the basis for such Claim In the event any Party seeks indemnification hereunder resulting from or in connection with any Claim or legal proceeding by a third person, the notice of the Indemnifying Party shall specify, if known, the amount or an estimate of the amount of the liability arising therefrom.

(b) In connection with any Claim giving rise to indemnity hereunder involving any third party or litigation, the Indemnifying Party at its sole cost and expense may, upon written notice to the Indemnified Party and upon acknowledging responsibility for such Claim, assume the defense of any such Claim or legal proceeding with counsel reasonably satisfactory to the Indemnified Party. The Indemnified Party shall be entitled to participate (but not control) the defense of any such action, with its own counsel and at its own expense, and the Indemnifying Party shall not settle or compromise such action without the prior written consent of the Indemnified Party. If the Indemnifying Party does not assume the defense of any such Claim or litigation resulting therefrom within twenty (20) days after notice of such Claim is given, (i) the Indemnified Party may defend against such Claim or litigation in such manner as it may deem appropriate, including settling such Claim or litigation on such terms as the Indemnified Party may deem appropriate, and (ii) the Indemnifying Party shall be entitled to participate in (but not control) the defense of such action, with its counsel and at its expense.

7.7 Right of Setoff. If at any time Buyer believes in good faith that any amount is owed from Seller or the Stockholder to Buyer pursuant to any of the indemnity obligations of Seller or the Stockholder under this Agreement, and notwithstanding anything in this Agreement to the contrary, then Buyer (or its members) upon notice to Seller and the Stockholder shall be entitled to withhold from and offset against its obligations under the future payments of the Purchase Price (including, without limitation amounts outstanding under the Note), or against any other obligation owed by Buyer (or its members) to pay any amount to Seller or the Stockholder, such amounts as Buyer may from time to time determine in good faith are owed by Seller or the Stockholder to the Buyer (“Offset”). The foregoing notwithstanding, Buyer’s right of Offset as provided for in this Section 7.5 shall be in addition to, and not in lieu of, all other rights and remedies provided for in this Agreement and under all statutes or rules of law, and Buyer’s exercise of its right of Offset on one occasion shall not be deemed or construed to limit its ability to seek an Offset on any other occasion(s), or waive or otherwise limit its right of indemnification or other rights and remedies provided for herein or by the statutes or rules of law on any other occasions. Notwithstanding anything in this Agreement to the contrary, in the event that Seller believes that it is entitled to an Offset pursuant to this Section 7.7, Buyer shall provide written notice informing Seller of such believe (“Offset Notice”). For the next thirty (30) days, Buyer and Seller shall negotiate in good faith to reach a settlement with respect to the matters raised in the Offset Notice. In the event that Buyer and Seller are unable to reach a satisfactory settlement within prior to the conclusion of the thirty (30) day period, each of Buyer and Seller shall be entitled to submit the dispute for judicial resolution in accordance with provisions of Article 8 hereof.

7.8 Tax Treatment of Indemnity Payments. Buyer, Seller and the Stockholder agree to treat any indemnity payment made pursuant to this Article 7 as an adjustment to the

Purchase Price for federal, state and local income Tax purposes to the extent permitted by applicable Law.

8.	GENERAL PROVISIONS

8.1 Expenses. Except as otherwise provided in this Agreement, each party to this Agreement will bear its respective fees and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the Contemplated Transaction, including all fees and expense of its Representatives,

8.2 Notices. All notices, Consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party when: (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); (b) sent by facsimile with confirmation of transmission by the transmitting equipment; or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses or facsimile numbers and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, or person as a party may designate by notice to the other parties):

If to Seller and Stockholder:	fusionstorm Attn: Michael Soja, Chief Financial Officer 124 Grove Street, Suite 311 Franklin, MA 02038

with a mandatory copy to:	fusionstorm Attn: Amy Morrissey, Vice President & General Counsel 124 Grove Street, Suite 311 Franklin, MA 02038

If to Buyer:	Jeskell Systems, LLC Attn: Carson A. Soule, CEO 6201 Chevy Chase Drive Laurel, MD 20707

with a mandatory copy to:	Stein, Sperling, Bennett, De Jong Driscoll & Greenfeig, P.C. Attn: Donald N. Sperling, Esq. 25 W. Middle Lane Rockville, MD 20852

8.3 Jurisdiction Service of Process. Any Proceeding arising out of or relating to this Agreement or any Contemplated Transaction shall be brought in the courts of the State of Maryland, or, if it has or can acquire jurisdiction, in the United States District Court for the District of Maryland, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the Proceeding shall be heard and determined only in any such court, and agrees not to bring any Proceeding arising out of or relating to this Agreement or the Contemplated Transaction in any other court. The Parties agree that either or both of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained agreement between the Parties irrevocably to waive any objections to venue or to convenience of forum. Process in any Proceeding referred to in the first sentence of this section may be served on any party anywhere in the world.

8.4 Enforcement of Agreement. Seller, the Stockholder, and Buyer acknowledge and agree that Buyer, Seller, or Stockholder would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any Breach of this Agreement by Seller, the Stockholder, or Buyer could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which Buyer, Seller, or Stockholder may be entitled, at law or in equity, it will be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent Breaches or threatened Breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

8.5 Waiver. Remedies Cumulative. The rights and remedies of the Parties to this Agreement are cumulative and not alternative. Neither any failure nor any delay by any party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

8.6 Entire Agreement and Modification. This Agreement supersedes all prior agreements, whether written or oral, between the Parties with respect to its subject matter (including any letter of intent and any confidentiality agreement between Buyer and Seller) and constitutes (along with the Appendices, the Disclosure Schedule, Exhibits and other documents delivered pursuant to this Agreement) a complete and exclusive statement of the terms of the agreement between the Parties with respect to its subject matter. This Agreement may not be amended, supplemented, or otherwise modified except by a written agreement executed by the party to be charged with the amendment.

8.7 Assignments, Successors and no Third-Party Rights. No party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written Consent of the other Parties, in their sole discretion, except that Buyer may assign any of its rights and delegate any of its obligations under this Agreement to any Subsidiary or Affiliate of Buyer and may collaterally assign its rights hereunder to any financial institution providing financing in connection with the Contemplated Transaction, however, Buyer shall remain responsible herein. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the Parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the Parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement, except such rights as shall inure to a successor or permitted assignee pursuant to this Section 8.7.

8.8 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

8.9 Construction. The headings of Articles and Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Articles,” “Sections” and “Schedules” refer to the corresponding Articles, Sections and Schedules of this Agreement and the Disclosure Schedules.

8.10 Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

8.11 Governing Law. This Agreement will be governed by and construed under the laws of the State of Maryland without regard to conflicts-of-laws principles that would require the application of any other law.

8.12 Waiver of Jury Trial. Each of the Parties hereto irrevocably waives all right to trial by jury in any Proceeding arising out of or relating to this Agreement, the transactions contemplated hereby or the actions of such parties in negotiation, administration, performance and enforcement hereof.

8.13 Attorney’s Fees. If any legal action or other legal Proceeding relating to this Agreement, the enforcement of any provision contained herein or the transactions contemplated hereby is brought against any Party hereto, the prevailing Party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing Party may be entitled).

8.14 Execution of Agreement. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of tin’s Agreement and of signature pages by facsimile transmission or other electronic transmission shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes. Signatures of the Parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the Buyer, Seller and the Stockholder have executed this Agreement as of the date first written above.

BUYER:

Jeskell Systems, LLC, a Maryland limited liability company

By:	/s/ P. Douglas Gerstmeyer
Name:	P. Douglas Gerstmeyer
Title:	Managing Member

SELLER:

Jeskell Incorporated, a California corporation

By:	/s/ Michael J. Soja
Name:	Michael J. Soja
Title:	V.P. and CFO

STOCKHOLDER:

fusionstorm, a Delaware corporation

By:	/s/ Michael J. Soja
Name:	Michael J. Soja
Title:	V.P. and CFO

APPENDIX A

“Accrued Commissions Payable” - shall mean the Accrued Commissions set forth on the September Balance Sheet. Accrued Commissions Payable shall be adjusted to reflect the balance as of the Closing Date for the purposes of Section 2.3(c).

“Accrued Vacation Liability” - shall mean the Accrued Vacation Liability set forth on the September 2010 Balance Sheet. Accrued Vacation Liability shall be adjusted to reflect the balance as of the Closing Date for the purposes of Section 2.3(c).

“Acquired Assets” - as defined in Section 2.1.

“Adverse Consequences” means any loss, cost liability, penalty, Tax, claim, damage, expense (including cost of investigation, defense, settlement and reasonable legal and other reasonable professional fees and costs), remedial action or diminution of value.

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Assigned Contracts” - as defined in Section 2.1(b).

“Assignment and Assumption Agreement” - as defined in Section 2.7(a)(ii).

“Assumed Liabilities” - as defined in Section 2.4(a).

“Assumed Accounts Payable” - as defined in Section 2.4(a).

“August Balance Sheet” - the interim balance sheet for the period ending August 31, 2010

“Bid” means any quotation, bid or proposal of a Seller which, if accepted or awarded, such Bid to be at least fifty thousand dollars ($50,000.00) per Bid, would lead to a contract with the U.S. Government, a foreign government or any other entity, including a prime contractor or a higher tier subcontractor to the U.S. Government or a foreign government, for the design, manufacture or sale of products or the provision of services by Seller.

“Bill of Sale” - as defined in Section 2.7(a)(i).

“Breach” - any breach of, or any inaccuracy in, any representation or warranty or any breach of, or failure to perform or comply with, any covenant or obligation, in or of this Agreement or any other Contract, or any event which with the passing of time or the giving of notice, or both, would constitute such a breach, inaccuracy or failure.

“Business” - as defined in the recitals of the Agreement.

“Business Day” - any day other than (a) Saturday or Sunday or (b) any other day on which banks in Maryland are permitted or required to be closed.

“Buyer” - as defined in the first paragraph of this Agreement.

“Buyer Accounts Receivable” - as defined in Section 2.1(g).

“Buyer Indemnified Persons” - as defined in Section 7.2.

“Buyer’s Closing Documents” - as defined in Section 2.7(b).

“Claims” - any and all administrative, regulatory, or judicial actions or causes of action, suits, petitions, Proceedings, investigations, hearings, demands, demand letters, claims or notices of noncompliance or violation delivered by any Governmental Entity or other Person.

“Closing” - as defined in Section 2.6.

“Closing Date” - as defined in Section 2.6.

“Code” - the Internal Revenue Code of 1986, as amended from time to time.

“Company Material Adverse Effect” means a change, event, violation, inaccuracy or circumstance, the effect of which, individually or in the aggregate, is both material and adverse to the property, business, operations, assets (tangible and intangible), financial condition, results of operation or prospects of the Business; provided, however, that “Company Material Adverse Effect” does not include changes in business or economic conditions or cycles generally affecting the United States economy as a whole so long as the Business in question or the industries in which it operates are not disproportionately affected thereby, including changes in stock markets, credit markets, Tax rates, interest rates and exchange rates.

“Consent” - any approval, consent, ratification, waiver or other authorization.

“Contemplated Transaction” - the transaction contemplated by this Agreement.

“Contract” - any agreement, contract, consensual obligation, promise or undertaking (whether written or oral and whether express or implied).

“Copyrights” - as defined in Section 3.19 (a)(ii).

“Disclosure Schedule” - the disclosure schedules delivered by Seller and the Individual Sellers to Buyer concurrently with the execution and delivery of this Agreement.

“Domain Names” - as defined in Section 3.19(a)(iv).

“Draft TNW Statement” - as defined in Section 2.3(c)(i).

“Employee Benefit Plan” - any pension or welfare “employee benefit plan” (as such term is defined in ERISA Section 3(3)) and any other material bonus, deferred compensation, stock purchase, stock option, restricted stock, stock appreciation rights, phantom stock rights, severance, salary continuation, vacation or sick leave plan or arrangement or similar employee benefit plan, program or arrangement.

“Encumbrance” - any charge, claim, community or other marital property interest, condition, equitable interest. Hen, option, pledge, security interest, mortgage, right of way, easement, encroachment, servitude, right of first option, right of first refusal or similar restriction, including any restriction on use, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership.

“ERISA” - the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“Excluded Assets” - as defined in Section 2.2.

“Excluded Leases” - as defined in Section 2.2(d).

“Excluded Software Contract” - as defined in Section 2.2(e).

“Final TNW Calculation” - as described 2.23(c)(i)

“Financial Statements” - as defined in Section 3.4.

“Governing Documents” - (a) the articles of incorporation, articles of organization, operating agreements and the bylaws; (b) all equity-holders’ agreements, voting agreements, voting trust agreements, joint venture agreements, registration rights agreements or other agreements or documents relating to the organization, management or operation of any Person or relating to the rights, duties and obligations of the equity holders of any Person; and (c) any amendment or supplement to any of the foregoing.

“Government Contracts” - as defined in Section 2.1 (b).

“Governmental Authorization” - any Consent, license, registration or permit issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

“Governmental Body” - any (a) nation, state, county, city, town, borough, village, district or other jurisdiction; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any agency, branch, department, board, commission, court, tribunal or other entity exercising governmental or quasi-governmental powers); (d) multinational organization or body; (e) body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; or (f) official of any of the foregoing.

“GSA Schedule Contract” - The Government Services Administration Schedule 70 held by Jeskell Incorporated, No. GS 35F04902H.

“Hired Employees” - as defined in Section 4.8(a).

“IBM Agreement” - as defined in Section 2.4(a).

“IBM Assumption Agreement” - as defined in Section 2.4(a).

“Indemnified Party” - as defined in Section 7.6(a).

“Indemnifying Party” - as defined in Section 7.6(a).

“Indebtedness” means any of the following indebtedness, whether or not contingent: (i) indebtedness for borrowed money, including intercompany indebtedness; (ii) obligations evidenced by bonds, debentures, notes, or other’ similar instruments; (iii) obligations or liabilities under or in connection with letters of credit or bankers’ acceptances or similar items; (iv) obligations to pay the deferred purchase price of property or services, other than current trade payables incurred in the Ordinary Course of Business; (v) all obligations under capitalized leases; (vi) all obligations under conditional sale or other title retention agreements; (vii) all obligations with respect to vendor advances or any other advances made to Seller, (viii) all obligations arising out of interest rate and currency swap arrangements and any other arrangements designed to provide protection against fluctuations in interest or currency rates, (ix) any deferred purchase price obligations related to past asset or stock acquisitions; (x) all Liabilities arising from any breach of any of the foregoing; (xi) all guarantees of any of the foregoing; and (xii) any accrued interest, prepayment penalties, breakage costs, premiums, or similar items related to any of the foregoing. For the avoidance of doubt, “Indebtedness” of Seller includes all obligations and liabilities of Seller with respect to its Affiliates.

“Indemnity Cap” as defined in Section 7.4.

“Intellectual Property Assets” - as defined in Section 3.19(a).

“IP Assignment Agreements” - as defined in Section 2.7(a)(iii).

“IRS” - the United States Internal Revenue Service and, to the extent relevant, the United States Department of the Treasury.

“Knowledge” means a party’s actual awareness following reasonable inquiry and investigation of employees and agents of such party who would reasonably be expected to have knowledge of a particular fact, circumstance or other matter.

“Legal Requirement” - any federal, state, local, municipal, foreign, international, multinational or other constitution, law, ordinance, principle of common law, code, regulation, statute or treaty.

“Liability” - with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due. vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

“Marks” - as defined in Section 3.19(a)(ii).

“Net Worth Target” - as defined in Section 2.3.

“Non-Government Contract” - as defined in Section 2.1(b).

“Note” - as defined in Section 23(b).

“Novation Agreement” - as defined in Section 2.7(a)(vi).

“Offset” - as defined in Section 7.7.

“Offset Notice” - as defined in Section 7.7.

“Order” - any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Body or arbitrator.

“Ordinary Course of Business” - an action taken by a Person will be deemed to have been taken in the Ordinary Course of Business only if that action:

(a) is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person;

(b) does not require authorization by the board of directors or shareholders of such Person (or by any Person or group of Persons exercising similar authority) and does not require any other separate or special authorization of any nature; and

(c) is similar in nature, scope and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal, day-to-day operations of other Persons that are in the same line of business as such Person.

“Party” - any of Buyer or Seller, as indicated by the context, and “Parties” means Buyer, Seller and Stockholder.

“Permitted Encumbrances” - as defined in Schedule 3.8.

“Person” - an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity or a Governmental Body.

“Post Closing Purchase Price Adjustment” - as defined in Section 2.3(c)(ii)-

“Pre-Closing Tangible Net Worth Statement” - as defined in Section 2.3(a).

“Proceeding” - any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

“Purchase Price” - as defined in Section 2.3.

“Records” - as defined in Section 2.1(d).

“Related Person” - With respect to a particular individual:

(a) each other member of such individual’s Family;

(b) any Person that is directly or indirectly controlled by any one or more members of such individual’s Family;

(c) any Person in which members of such individual’s Family hold (individually or in the aggregate) a Material Interest; and

(d) any Person with respect to which one or more members of such individual’s Family serves as a director, officer, partner, executor or trustee (or in a similar capacity).

With respect to a specified Person other than an individual:

(a) any Person that directly or indirectly controls, is directly or indirectly controlled by or is directly or indirectly under common control with such specified Person;

(b) any Person that holds a Material Interest in such specified Person;

(c) each Person that serves as a director, officer, partner, executor or trustee of such specified Person (or in a similar capacity);

(d) any Person in which such specified Person holds a Material Interest; and

(e) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity).

For purposes of this definition, (a) “control” (including “controlling,” “controlled by,” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and shall be construed as such term is used in the rules promulgated under the Securities Act; (b) the “Family” of an individual includes (i) the individual, (ii) the individual’s spouse, (iii) any other natural person who is related to the individual or the individual’s spouse within the second degree and (iv) any other natural person who resides with such individual; and (c) “Material Interest” means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of voting securities or other voting interests representing at least ten percent (10%) of the outstanding voting power of a Person or equity securities or other equity interests representing at least ten percent (10%) of the outstanding equity securities or equity interests in a Person.

“Representative” - with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, accountant, financial advisor, legal counsel or other representative of that Person.

“Retained Liabilities” - as defined in Section 2.4(b).

“Retained Receivable” - as defined in Section 2.2(j).

“RSCA” - means RS Computer Associates, LLC.

“RSCA Transaction” - as defined in 2.4.

“Seller” - as defined in the first paragraph of this Agreement

“Seller Accounts Receivable” - as defined in Section 2.2(h).

“Seller’s Closing Documents” - as defined in Section 2.7(a).

“Seller Contract” - any Contract (a) under which Seller has or may acquire any rights or benefits; (b) under which Seller has or may become subject to any obligation or liability; or (c) by which Seller or any of the assets owned or used by Seller is or may become bound.

“September 2010 BS” as described in Section 2.3(a).

“September TNW Calculation” - as described 2.2(a)

“Software” - all computer software and subsequent versions thereof including source code, object, executable or binary code, objects, comments, screens, user interlaces, report formats, templates, menus, buttons and icons and all files, data, materials, manuals, design notes and other items and documentation related thereto or associated therewith.

“Stockholder” - as defined in the Recitals to the Agreement.

“Subsidiary” - with respect to any Person (the “Owner"), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred), are held by the Owner or one or more of its Subsidiaries.

“Tangible Net Worth of the Acquired Assets” - equal to aggregate book value of the Acquired Assets minus the aggregate book value of the Assumed Liabilities.

“Tangible Personal Property” - all furniture, office equipment, computers, business machines, computer hardware, supplies, materials, and other items of tangible personal property of every kind owned or leased by Seller (wherever located and whether or not carried on Seller’s books), together with any express or implied warranty by the manufacturers or sellers of any item or component part thereof and all maintenance records and other documents relating thereto.

“Taxes” - any income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, windfall profit, customs, vehicle, airplane, boat, vessel or other title or registration, capital stock, franchise, employees’ income withholding, foreign or domestic withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, value added, alternative, add-on minimum and other tax, fee, assessment, levy, tariff, charge or duty of any kind whatsoever and any interest, penalty, addition or additional amount thereon imposed, assessed or collected by or under the authority of any Governmental Body or payable under any tax-sharing agreement or any other Contract.

“Tax Return” - any return (including any information return), report, statement, schedule, notice, form, declaration, claim for refund or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Threatened” means, as to any Proceeding or other matter, that a demand or statement has been made (orally or in writing), a notice has been given (orally or in writing) or an event has occurred or some other circumstance exists that would lead a prudent Person to conclude that such a Proceeding or other matter is reasonably likely to be asserted, commenced, taken or otherwise pursued in the future.

“Trade Secrets” - as defined in Section 3.19(a)(iii).

“Transaction Documents” shall mean all agreements and instruments delivered in connection with the Contemplated Transaction.

“True-up Determination” - as defined in Section 2.8(a).

“USPTO” shall mean the United States Patent and Trademark Office.

APPENDIX B

(a) Interpretation. In this Agreement, unless a clear contrary intention appears:

(i) the singular number includes the plural number and vice versa;

(ii) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

(iii) reference to any gender includes each other gender;

(iv) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof;

(v) reference to any Legal Requirement means such Legal Requirement as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Legal Requirement means that provision of such Legal Requirement from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision;

(vi) “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof;

(vii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term;

(viii) “or” is used in the inclusive sense of “and/or”;

(ix) with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”; and

(x) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto.

(b) Exhibits and Schedules. Unless otherwise expressly indicated, any reference in this Agreement to an “Exhibit” or a “Schedule” refers to an Exhibit to this Agreement or a Schedule to this Agreement. The Exhibits and Schedules to this Agreement are incorporated herein and made a part hereof as if set forth in full herein and are an integral part of this Agreement Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein are defined as set forth in this Agreement.

(c) Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP.

(d) Legal Representation of the Parties. This Agreement, was negotiated by the Parties with the benefit of legal representation, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation hereof.